                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K

                                 CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  June 19, 1996



                          CLINTRIALS RESEARCH INC.
- --------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                      33-69586                 62-1406017
- -----------------------------     ---------------------      -------------------
      (State or Other             (Commission File No.)       (I.R.S. Employer
Jurisdiction of Incorporation                                Identification No.)


      One Burton Hills Boulevard
             Suite 210
         Nashville, Tennessee                                      37215
- ----------------------------------------                   ---------------------
(Address of Principal Executive Offices)                         (Zip Code)




       Registrant's Telephone Number, Including Area Code: (615) 665-9665


                                      N/A
- --------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS.

      On May 24, 1996, the Registrant announced a definitive Asset Purchase Agreement with Bio-Research Laboratories Ltd., of Montreal
("Bio-Research"). In connection with the pending acquisition, the Registrant files the attached documents, which the Registrant deems of importance to security holders.

      1. Consolidated Financial Statements of Bio-Research for the years ended December 31, 1995 and 1994, including the Notes thereto.

      2. Unaudited Pro Forma Condensed Combined Financial Statements, including the Notes thereto, reflecting the pending acquisition of Bio-Research by the Registrant.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      2. Asset Purchase Agreement among Bio-Research, certain shareholders thereof, and the Registrant*

     23.  Consent of Ernst & Young LLP

     ---------
     * This exhibit contains a list of exhibits which are not being filed herewith. The Registrant shall furnish supplementally a copy of any such omitted exhibit to the Securities and Exchange Commission upon request.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       CLINTRIALS RESEARCH INC.



June 19, 1996                          /s/  John W. Robbins
                                       -------------------------
                                            John W. Robbins
                                         Chief Financial Officer

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
BIO-RESEARCH LABORATORIES LTD. FINANCIAL STATEMENTS
Report of Independent Auditors........................................................    F-2
Balance Sheets as of December 31, 1994 and 1995; and March 31, 1996
  (unaudited).........................................................................    F-3
Statements of Income for the years ended December 31, 1993, 1994 and 1995; and for the
  three months ended March 31, 1995 and 1996 (unaudited)..............................    F-4
Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and
  1995; and for the three months ended March 31, 1995 and 1996 (unaudited)............    F-5
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995; and for
  the three months ended March 31, 1995 and 1996 (unaudited)..........................    F-6
Notes to Financial Statements.........................................................    F-7
CLINTRIALS RESEARCH INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1996.............   F-14
Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.........................   F-15
Unaudited Pro Forma Condensed Combined Statements of Income for the three months ended
  March 31, 1996 and year ended December 31, 1995.....................................   F-16
Notes to Unaudited Pro Forma Condensed Combined Statements of Income..................   F-18

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
ClinTrials Research Inc.

     We have audited the accompanying balance sheets of Bio-Research Laboratories Ltd. as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bio-Research Laboratories Ltd. at December 31, 1995 and 1994, and the results of operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Nashville, Tennessee

February 6, 1996,
  except for Note 12, as to which the date is May 24, 1996

                         BIO-RESEARCH LABORATORIES LTD.

                                 BALANCE SHEETS
                (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS)

                                                                  DECEMBER 31,        MARCH 31,
                                                               ------------------        1996
                                                                1994       1995      ------------
                                                               -------    -------    (UNAUDITED --
                                                                                       NOTE 13)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 4,172    $ 5,699      $  5,548
  Accounts receivable.......................................     7,553      8,598         6,913
  Tax credits receivable....................................     2,536      1,136         1,331
  Other current assets......................................       620        676         1,422
                                                               -------    -------    ------------
          Total current assets..............................    14,881     16,109        15,214
Property and equipment:
  Land......................................................       303        312           312
  Buildings.................................................    13,407     13,918        14,154
  Equipment.................................................    12,734     13,742        13,973
                                                               -------    -------    ------------
                                                                26,444     27,972        28,439
  Less accumulated depreciation.............................    10,049     11,238        11,639
                                                               -------    -------    ------------
                                                                16,395     16,734        16,800
Other assets................................................       149        238            --
                                                               -------    -------    ------------
          Total assets......................................   $31,425    $33,081      $ 32,014
                                                               =======    =======    ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 3,728    $ 3,365      $  2,543
  Advance billings..........................................     1,887      2,940         2,189
  Other current liabilities.................................       603        633           649
                                                               -------    -------    ------------
          Total current liabilities.........................     6,218      6,938         5,381
Stockholders' equity:
  Common Stock, no par value -- unlimited shares authorized;
     issued and outstanding 11,466,280 shares in 1994, 1995
     and 1996, respectively.................................     3,128      3,128         3,128
  Additional paid-in capital................................        39         39            39
  Retained earnings.........................................    24,225     24,403        24,941
  Cumulative foreign currency translation adjustments.......    (2,185)    (1,427)       (1,475)
                                                               -------    -------    ------------
          Total stockholders' equity........................    25,207     26,143        26,633
                                                               -------    -------    ------------
          Total liabilities and stockholders' equity........   $31,425    $33,081      $ 32,014
                                                               =======    =======    ==========

                            See accompanying notes.

                         BIO-RESEARCH LABORATORIES LTD.

                              STATEMENTS OF INCOME
                (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS)

                                                                                    THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                   ---------------------------     ---------------
                                                    1993      1994      1995        1995     1996
                                                   -------   -------   -------     ------   ------
                                                                                    (UNAUDITED --
                                                                                      NOTE 13)
Service revenue..................................  $22,418   $24,504   $26,342     $7,379   $6,324
Operating costs and expenses:
  Direct costs...................................   12,942    13,184    14,408      3,536    3,658
  Selling, general and administrative expenses...    7,176     7,804     8,024      2,135    1,954
  Depreciation...................................    1,141     1,347     1,573        437      426
                                                   -------   -------   -------     ------   ------
Income from operations...........................    1,159     2,169     2,337      1,271      286
Other income (expense):
  Interest income................................      110       139       325        100       75
  Other income...................................       69        72        48          8        2
  Interest expense...............................      (47)      (31)      (10)        (2)      (1)
                                                   -------   -------   -------     ------   ------
                                                       132       180       363        106       76
                                                   -------   -------   -------     ------   ------
Income before income taxes.......................    1,291     2,349     2,700      1,377      362
Provision for income taxes.......................   (1,117)   (1,100)   (1,026)      (202)    (176)
                                                   -------   -------   -------     ------   ------
Net income.......................................  $ 2,408   $ 3,449   $ 3,726     $1,579   $  538
                                                   =======   =======   =======     ======   ======

                            See accompanying notes.

                         BIO-RESEARCH LABORATORIES LTD.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS)

                                                                                     CUMULATIVE
                                                                                       FOREIGN
                                          COMMON STOCK       ADDITIONAL               CURRENCY
                                       -------------------    PAID-IN     RETAINED   TRANSLATION
                                         SHARES     AMOUNT    CAPITAL     EARNINGS   ADJUSTMENTS    TOTAL
                                       ----------   ------   ----------   --------   -----------   -------
Balance at January 1, 1993...........  11,466,280   $3,128      $ 39      $ 18,368     $(1,266)    $20,269
  Foreign currency translation
     adjustments.....................          --       --        --                       451         451
  Net income.........................          --       --        --         2,408          --       2,408
                                       ----------   ------       ---      --------   -----------   -------
Balance at December 31, 1993.........  11,466,280    3,128        39        20,776        (815)     23,128
  Foreign currency translation
     adjustments.....................          --       --        --                    (1,370)     (1,370)
  Net income.........................          --       --        --         3,449          --       3,449
                                       ----------   ------       ---      --------   -----------   -------
Balance at December 31, 1994.........  11,466,280    3,128        39        24,225      (2,185)     25,207
  Foreign currency translation
     adjustments.....................          --       --        --                       758         758
  Payment of dividend................          --       --        --        (3,548)         --      (3,548)
  Net income.........................          --       --        --         3,726          --       3,726
                                       ----------   ------       ---      --------   -----------   -------
Balance at December 31, 1995
  (Unaudited -- Note 13).............  11,466,280    3,128        39        24,403      (1,427)     26,143
  Foreign currency translation
     adjustments.....................          --       --        --            --         (48)        (48)
  Net income.........................          --       --        --           538          --         538
                                       ----------   ------       ---      --------   -----------   -------
Balance at March 31, 1996
  (Unaudited -- Note 13).............  11,466,280   $3,128      $ 39      $ 24,941     $(1,475)    $26,633
                                        =========   ======   =======       =======   =========     =======

                            See accompanying notes.

                         BIO-RESEARCH LABORATORIES LTD.

                            STATEMENTS OF CASH FLOWS
                (ALL DOLLAR AMOUNTS ARE EXPRESSED IN THOUSANDS)

                                                                                    THREE MONTHS
                                                                                       ENDED
                                                      YEAR ENDED DECEMBER 31,        MARCH 31,
                                                    ---------------------------   ----------------
                                                     1993      1994      1995      1995      1996
                                                    -------   -------   -------   -------   ------
                                                                                   (UNAUDITED --
                                                                                      NOTE 13)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................  $ 2,408   $ 3,449   $ 3,726   $ 1,579   $  538
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation....................................    1,141     1,347     1,573       437      426
  Changes in operating assets and liabilities:
     Accounts receivable..........................   (1,544)     (230)   (1,045)       (6)   1,685
     Advance billings.............................    1,140      (163)    1,053      (814)    (751)
     Accounts payable.............................      884       886      (363)     (750)    (822)
     Taxes receivable.............................      425    (1,202)    1,400       809     (195)
     Other current assets.........................       (6)       11       (56)     (298)    (746)
     Other current liabilities....................       71      (310)       30       155       16
     Other assets.................................       --      (149)      (89)      149      238
                                                    -------   -------   -------   -------   ------
          Net cash provided by operating
            activities............................    4,519     3,639     6,229     1,261      389
CASH FLOWS FROM INVESTING ACTIVITY
Purchases of property and equipment, net..........   (1,831)   (2,217)   (1,912)     (253)    (492)
CASH FLOWS FROM FINANCING ACTIVITY
Payment of dividend...............................  $    --   $    --   $(3,548)  $    --   $   --
Effect of exchange rate changes on cash...........      451    (1,370)      758        54      (48)
                                                    -------   -------   -------   -------   ------
Increase (decrease) in cash and cash
  equivalents.....................................    3,139        52     1,527     1,062     (151)
Cash and cash equivalents at beginning of
  period..........................................      981     4,120     4,172     4,172    5,699
                                                    -------   -------   -------   -------   ------
Cash and cash equivalents at end of period........  $ 4,120   $ 4,172   $ 5,699   $ 5,234   $5,548
                                                    =======   =======   =======   =======   ======
Supplemental cash flow information:
  Interest paid...................................  $    47   $    31   $    10   $     2   $    1
                                                    =======   =======   =======   =======   ======
  Income tax payments (refunds)...................  $(1,930)  $   280   $(2,480)  $(1,182)  $   --
                                                    =======   =======   =======   =======   ======

                            See accompanying notes.

                         BIO-RESEARCH LABORATORIES LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1.  ORGANIZATION

     Bio-Research Laboratories Ltd. ("Bio-Research"), located in Montreal, Quebec, Canada, is an independent contract research laboratory providing preclinical research services to clients in the pharmaceutical, biotechnology, chemical and medical device industries, primarily serving the United States, the Far East, Europe and Canada.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

TRANSLATION OF FINANCIAL STATEMENTS INTO U.S. DOLLARS

     The functional currency of Bio-Research is Canadian dollars. Assets and liabilities amounts of Bio-Research are translated into U.S. dollars at the year-end rate of exchange, and the income statements amounts are translated at the average rates of exchange for the period. Gains or losses from translating financial statements are accumulated in a separate component of stockholders' equity.

     Bio-Research enters into forward exchange contracts with banks to hedge foreign currency transactions, and not to engage in currency speculation. Gains and losses on forward exchange contracts to hedge future transactions are deferred and accounted for as part of the cost of these transactions.

CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, cash and cash equivalents include demand deposits and money market accounts held with a financial institution. Bio-Research considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

     Revenue from contracts is recorded as costs are incurred and includes estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost type of percentage-of-completion method of accounting). Certain contracts contain provisions for price redetermination for cost overruns. Such redetermined amounts are included in service revenue when realization is assured and the amounts can reasonably be determined. Estimated amounts representing contract change orders, claims or funding limitations are included in service revenue only when realization is probable. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. Other changes in estimates of service revenue, costs and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates.

UNBILLED RECEIVABLES AND ADVANCE BILLINGS

     Unbilled receivables arise from those contracts under which billings can only be rendered upon the achievement of certain negotiated performance requirements or on a date-certain basis. Advance billings represent contractual prebillings for services not yet rendered.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost.

     Depreciation is provided on the straight-line method over the estimated useful lives of the respective properties, which approximate three to forty years.

                         BIO-RESEARCH LABORATORIES LTD.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEWLY ISSUED ACCOUNTING STANDARDS

     Bio-Research has considered the impact of newly issued financial accounting pronouncements, principally Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and does not believe that adoption of this and any other newly issued pronouncements would have a significant impact on Bio-Research's financial statements.

3.  ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following (in thousands):

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1994     1995
                                                                           ------   ------
    Trade:
      Billed.............................................................  $4,618   $5,491
      Unbilled...........................................................   2,969    2,657
      Reserve for doubtful accounts......................................    (814)     (73)
                                                                           ------   ------
                                                                            6,773    8,075
    Other................................................................     780      523
                                                                           ------   ------
                                                                           $7,553   $8,598
                                                                           ======   ======

4.  UNBILLED RECEIVABLES AND ADVANCE BILLINGS

     Unbilled receivables and advance billings on contracts were as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                         1994       1995
                                                                       --------   --------
    Gross revenue recognized on uncompleted projects.................  $ 17,691   $ 19,580
    Less billings to date............................................   (16,609)   (19,863)
                                                                       --------   --------
                                                                       $  1,082   $   (283)
                                                                       ========   ========
    Included in accompanying balance sheets under the following captions:
      Accounts receivable............................................  $  2,969   $  2,657
      Advance billings...............................................    (1,887)    (2,940)
                                                                       --------   --------
                                                                       $  1,082   $   (283)
                                                                       ========   ========

5.  LONG-TERM DEBT

     Bio-Research has a credit facility in the amount of up to the lesser of $3.7 million or the sum of 75% of trade accounts receivable and 25% of unbilled receivables. On December 31, 1994 and 1995, there were no amounts outstanding on the above credit facility.

     Interest on any outstanding portion of the credit facility is at the bank's prime lending rate (8.5% at December 31, 1995). The credit facility is collateralized by all accounts receivable of Bio-Research.

     At December 31, 1994 and 1995, Bio-Research was in compliance with all covenants of the credit facility.

                         BIO-RESEARCH LABORATORIES LTD.

6.  OPERATING LEASES

     Bio-Research leases various equipment items under operating leases.

     Minimum rental commitments payable in future years under operating leases having an initial or remaining noncancelable term of one year or more are as follows (in thousands):

    1996..........................................................................  $201
    1997..........................................................................   198
    1998..........................................................................   183
    1999..........................................................................   161
    2000..........................................................................   161
                                                                                    ----
              Total minimum rentals...............................................  $903
                                                                                    ====

     Total rent expense for all operating leases was approximately $210,000, $211,000 and $182,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

7.  INCOME TAXES

     Significant components of Bio-Research's deferred tax liabilities and assets as of December 31, 1994 and 1995 are as follows (in thousands):

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1994      1995
                                                                         -------   -------
    Deferred tax assets:
      Research and development credit carryforward.....................  $10,592   $10,036
      Undeducted research and development expenditures.................    1,854     2,328
    Other..............................................................      399       327
                                                                         -------   -------
              Total deferred tax assets................................   12,845    12,691
    Valuation allowance for deferred tax assets........................   (6,868)   (6,758)
                                                                         -------   -------
    Net deferred tax assets............................................    5,977     5,933
    Deferred tax liability:
      Depreciation and amortization....................................   (5,487)   (5,778)
      Other............................................................     (490)     (155)
                                                                         -------   -------
              Net deferred tax assets..................................  $    --   $    --
                                                                         =======   =======

     At December 31, 1995, Bio-Research had unrealized research and development tax credits, net of income tax effect, of $10,036. These credits expire in years 1997 through 2005. For financial reporting purposes, a valuation allowance of $6,758 has been recognized to offset the deferred tax assets related to those carryforwards. The net deferred tax asset reflects a decrease in the valuation allowance of approximately $110.

     Significant components of the provision for income taxes attributable to income before income taxes, extraordinary item and cumulative effect of accounting change are as follows (in thousands):

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1993      1994      1995
                                                                -------   -------   -------
    Current:
      Federal.................................................  $   314   $    73   $    --
      Provincial..............................................   (1,431)   (1,173)   (1,026)
    Deferred..................................................       --        --        --
                                                                -------   -------   -------
    Provision for income taxes................................  $(1,117)  $(1,100)  $(1,026)
                                                                =======   =======   =======

                         BIO-RESEARCH LABORATORIES LTD.

     Bio-Research's effective tax rate differed from the federal statutory rate in Canada as set forth below (in thousands):

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1993      1994      1995
                                                                -------   -------   -------
    Federal statutory rate....................................  $   372   $   677   $   785
    Provincial income taxes...................................      151       322       246
    Federal Research & Development Tax Credit, net of taxes...     (419)   (1,203)     (987)
    Quebec Research & Development Tax Credit, net of taxes....   (1,075)     (970)     (917)
    Other.....................................................     (146)       74      (153)
                                                                -------   -------   -------
                                                                $(1,117)  $(1,100)  $(1,026)
                                                                =======   =======   =======

8.  STOCK OPTION PLAN

     During 1992, Bio-Research adopted a stock option plan for certain key employees and outside directors to purchase common shares. The options issued under this plan vest over a period of five years for key employees and over a period of three years for outside directors.

     The 1992 Stock Option Plan provides for the grant of options to purchase up to 802,640 shares of Common Stock to directors, officers and other key persons.

     Information with respect to the 1992 Stock Option Plan is as follows:

                                                     1993             1994             1995
                                                --------------   --------------   --------------
    Options outstanding at January 1..........         599,820          634,820          664,820
      Granted.................................          35,000           30,000           55,500
      Exercised...............................              --               --               --
      Canceled................................              --               --               --
                                                --------------   --------------   --------------
    Outstanding at December 31................         634,820          664,820          720,320
                                                  ============     ============     ============
    Option price range at December 31.........  $2.04 to $2.97   $2.04 to $2.97   $2.04 to $5.23
                                                  ============     ============     ============
    Options exercisable at December 31........         153,455          281,669          448,674
                                                  ============     ============     ============

     At December 31, 1993, 1994 and 1995, there were 167,820, 137,820 and 82,320 shares, respectively, available for grant.

9.  EMPLOYEE BENEFITS

     Bio-Research sponsors various noncontributory defined benefit plans covering substantially all employees, including plans covering executive administrative employees and all executive administrative employees who are covered by a special top-hat pension agreement. Pension plan benefits are based primarily on participants' compensation and years of service. Total pension expense for 1993, 1994 and 1995 was approximately $278,000, $281,000 and $167,000, respectively, and consists of the following (in thousands):

                                                                     1993    1994    1995
                                                                     -----   -----   -----
    Service cost on benefits earned during the year................  $ 253   $ 246   $ 197
    Interest cost on projected benefit obligation..................    244     266     246
    Actual return on plan assets...................................   (217)   (228)   (261)
    Net amortization and deferral..................................     (2)     (3)    (15)
                                                                     -----   -----   -----
                                                                     $ 278   $ 281   $ 167
                                                                     =====   =====   =====

                         BIO-RESEARCH LABORATORIES LTD.

     The actuarial present value of benefit obligations and funded status for Bio-Research's defined benefit plans were as follows (in thousands):

                                                                            1994     1995
                                                                           ------   ------
    Projected benefit obligation.........................................  $3,425   $3,627
    Plan assets at fair value............................................   3,119    3,799
                                                                           ------   ------
    Projected benefit obligation (in excess) less than plan assets.......    (306)     172
    Unrecognized net loss (gain).........................................      54     (389)
    Unrecognized net transition obligation...............................    (302)    (277)
    Unrecognized prior service cost......................................     305      287
                                                                           ------   ------
    Net pension liability................................................  $ (249)  $ (207)
                                                                           ======   ======

     Assumptions used in developing the projected benefit obligation as of December 31 were as follows:

                                                                        1993    1994    1995
                                                                        ----    ----    ----
    Discount rate.....................................................  8.0 %   8.0 %   8.0 %
    Rate of increase in compensation..................................  6.5 %   6.5 %   5.0 %
    Rate of return on plan assets.....................................  8.0 %   8.0 %   8.0 %

10.  MAJOR CLIENTS

     For the year ended December 31, 1993, one client accounted for 12% of Bio-Research's service revenue. No single client accounted for more than 10% of Bio-Research's service revenue for the year ended 1994 or 1995.

11.  COMMITMENTS AND CONTINGENCIES

     During 1995, Bio-Research entered into foreign exchange contracts to deliver United States currency for the purpose of hedging its United States currency cash flow. These contracts call for the delivery of $750,000 United States Dollars per month for the period January 1996 through January 1997 at exchange rates averaging $1.3821 Canadian Dollar per United States Dollar.

     During 1993, Bio-Research undertook a project to upgrade its computer systems, which it expects to implement in phases through 1997 at a cost of approximately $4.8 million. Approximately $2.6 million of this amount was incurred as of December 31, 1995.

     In 1991, a customer commenced legal action against Bio-Research claiming damages in the amount of $5.2 million, plus interest and costs, resulting from statistical errors in carrying out two clinical research studies. An amount of $220,000 has been provided for in the accounts with respect to this claim. Based on applicable insurance coverage and an indemnification agreement from a former stockholder in favor of Bio-Research in respect of any liability in excess of the amount provided for, management is of the opinion that the outcome of this matter will not have any further impact upon the financial position of Bio-Research.

     Also, in the ordinary course of business, Bio-Research is involved in certain claims and litigation. Management is of the opinion, based on information presently available to it, that the eventual outcome of these matters will not have a material adverse effect upon the financial position of Bio-Research.

12.  SUBSEQUENT EVENT

     On May 24, 1996, Bio-Research announced the signing of a definitive agreement to sell the assets of Bio-Research to ClinTrials Research Inc., a Nashville, Tennessee based clinical research organization, for approximately $65 million plus the assumption of certain liabilities.

                         BIO-RESEARCH LABORATORIES LTD.

13.  UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet as of March 31, 1996, the related statements of income and cash flows for the three months ended March 31, 1995 and 1996, and the statement of stockholders' equity for the three months ended March 31, 1996 (interim financial statements) have been prepared by Bio-Research and are unaudited. The interim financial statements include all adjustments consisting of only normal recurring adjustments necessary for a fair statement of the results of the interim periods.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with Bio-Research's December 31, 1995 audited financial statements appearing herein. The results for the three months ended March 31, 1996 may not be indicative of operating results for the full year.

                            CLINTRIALS RESEARCH INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined statements of income for the year ended December 31, 1995 and for the three months ended March 31, 1996 gives effect to the Acquisition as if it had occurred on January 1, 1995. The unaudited pro forma condensed combined balance sheet as of March 31, 1996, gives effect to the Acquisition as if it had occurred on March 31, 1996.

     The unaudited pro forma condensed combined financial statements give effect only to the reclassifications and adjustments set forth in the accompanying Notes to unaudited pro forma condensed combined financial statements. The pro forma financial information is provided as additional information only and is not necessarily indicative of actual results that would have been achieved had the Acquisition been consummated at the beginning of the periods presented or of future results.

     These statements have been prepared from the consolidated financial statements of the Company and the financial statements of Bio-Research and should be read in conjunction with such statements and the related Notes. The financial statements of Bio-Research are included elsewhere herein. The consolidated financial statements of the Company are incorporated herein by reference. See "Incorporation of Certain Documents By Reference."

                            CLINTRIALS RESEARCH INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                 MARCH 31, 1996
                              -------------------------------------------------------------------------------------
                                                            PRO FORMA                    PRO FORMA
                                                           ADJUSTMENTS                  ADJUSTMENTS
                              AS REPORTED   AS REPORTED    TO REFLECT                   TO REFLECT        COMBINED
                              CLINTRIALS    BIO-RESEARCH   ACQUISITION       SUBTOTAL    OFFERING         PRO FORMA
                              -----------   ------------   -----------       --------   -----------       ---------
Assets
Current assets:
  Cash and cash
    equivalents.............    $16,831       $  5,548      $      --        $ 22,379    $ 103,149(2)     $ 60,528
                                                                                           (65,000)(2)
  Accounts receivable.......     25,407          6,913                         32,320                       32,320
  Other current assets......      4,515          2,753                          7,268                        7,268
                              -----------   ------------   -----------       --------   -----------       ---------
Total current assets........     46,753         15,214                         61,967       38,149         100,116
  Property and equipment....     13,387         28,439                         41,826                       41,826
  Less accumulated
    depreciation and
    amortization............      5,491         11,639                         17,130                       17,130
                              -----------   ------------   -----------       --------   -----------       ---------
                                  7,896         16,800                         24,696                       24,696
Excess of purchase price
  over net assets
  acquired..................      6,965                        38,367(1)       45,332                       45,332
Other assets................         38                                            38                           38
                              -----------   ------------   -----------       --------   -----------       ---------
                                $61,652       $ 32,014      $  38,367        $132,033    $  38,149        $170,182
                              ===========   ============   ===========       =========  ===========       =========
Liabilities and
  Stockholders' Equity
Current liabilities:
  Accounts payable and
    accrued expenses........    $ 8,143       $  3,192      $      --        $ 11,335    $      --        $ 11,335
  Advance billings..........     21,167          2,189                         23,356                       23,356
  Payable to stockholders of
    Bio-Research............                                   65,000(1)       65,000      (65,000)(2)          --
                              -----------   ------------   -----------       --------   -----------       ---------
Total current liabilities...     29,310          5,381         65,000          99,691      (65,000)         34,691
Deferred income taxes.......        234                                           234                          234
Stockholders' equity:
  Common stock..............         88          3,128         (3,128)(1)          88           26(2)          114
  Additional paid-in
    capital.................     40,180             39            (39)(1)      40,180      103,123(2)      143,303
  Retained earnings.........     (8,229)        24,941        (24,941)(1)      (8,229)                      (8,229)
  Cumulative foreign
    currency translation
    adjustments.............         69         (1,475)         1,475(1)           69                           69
                              -----------   ------------   -----------       --------   -----------       ---------
Total stockholders'
  equity....................     32,108         26,633        (26,633)         32,108      103,149         135,257
                              -----------   ------------   -----------       --------   -----------       ---------
                                $61,652       $ 32,014      $  38,367        $132,033    $  38,149        $170,182
                              ===========   ============   ===========       =========  ===========       =========

       See notes to unaudited pro forma condensed combined balance sheet.

                          NOTES TO UNAUDITED PRO FORMA

                        CONDENSED COMBINED BALANCE SHEET

(1) To record the purchase of the net assets (including the recording of excess of purchase price over net assets acquired) and eliminate the stockholders' equity of Bio-Research. No estimate of any purchase accounting adjustments to record property and equipment at fair value has been made at this time. ClinTrials expects to obtain and record a valuation of Bio-Research's property and equipment within six months following the Acquisition. It is not expected that the reclassification between excess of purchase price over net assets acquired and property and equipment will be significant to the combined balance sheet. The pro forma adjustments reflect a temporary payable to the stockholders of Bio-Research to effect the purchase of Bio-Research. The temporary payable would be satisfied from the proceeds of the offering referred to in pro forma adjustment (2).

(2) To record the net proceeds from the completion of the offering of 2,600,000 shares of ClinTrials Common Stock at an assumed price of $42.00 per share. Gross proceeds of $109.2 million, less estimated issuance costs of $6.1 million, provides net proceeds of $103.1 million. A portion of the net proceeds would be utilized to retire the temporary payable to the stockholders of Bio-Research referred to in pro forma adjustment (1).

                            CLINTRIALS RESEARCH INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996
             (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)

                                             AS REPORTED    AS REPORTED      PRO FORMA       COMBINED PRO
                                             CLINTRIALS     BIO-RESEARCH    ADJUSTMENTS        FORMA(1)
                                             -----------    ------------    -----------      ------------
Net service revenue........................    $17,670         $6,324         $    --          $ 23,994
Operating costs:
  Direct costs.............................     10,526          3,658                            14,184
  Selling, general and administrative
     costs.................................      4,750          1,954                             6,704
  Depreciation and amortization............        700            426             240(2)          1,366
                                             -----------    ------------    -----------      ------------
Income from operations.....................      1,694            286            (240)            1,740
Other income (expense):
  Interest income..........................        215             77              --(3)            292
  Interest expense.........................        (14)            (1)                              (15)
                                             -----------    ------------    -----------      ------------
Income before income taxes.................      1,895            362            (240)            2,017
Provision for income taxes.................       (782)           176              --(4)           (606)
                                             -----------    ------------    -----------      ------------
Net income.................................    $ 1,113         $  538         $  (240)         $  1,411
                                             =========      =========       =========        ==========
Weighted average common shares.............      9,185                          1,692(5)         10,877
                                             =========                      =========        ==========
Earnings per common and common equivalent
  share....................................    $  0.12                                         $   0.13
                                             =========                                       ==========

    See notes to unaudited pro forma condensed combined statement of income.

                            CLINTRIALS RESEARCH INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
             (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)

                                                  AS REPORTED   AS REPORTED     PRO FORMA      COMBINED
                                                  CLINTRIALS    BIO-RESEARCH   ADJUSTMENTS   PRO FORMA(1)
                                                  -----------   ------------   -----------   ------------
Net service revenue.............................    $57,846       $ 26,342       $    --       $ 84,188
Operating costs:
  Direct costs..................................     34,850         14,408                       49,258
  Selling, general and administrative costs.....     15,209          8,024                       23,233
  Depreciation and amortization.................      2,287          1,573           959(2)       4,819
                                                  -----------   ------------   -----------   ------------
Income from operations..........................      5,500          2,337          (959)         6,878
Other income (expense):
  Interest income...............................        744            373            --(3)       1,117
  Interest expense..............................        (79)           (10)                         (89)
                                                  -----------   ------------   -----------   ------------
Income before income taxes......................      6,165          2,700          (959)         7,906
Provision for income taxes......................     (2,564)         1,026            --(4)      (1,538)
                                                  -----------   ------------   -----------   ------------
Net income......................................    $ 3,601       $  3,726       $  (959)      $  6,368
                                                  =========      =========     =========     ==========
Weighted average common shares..................      9,088                        1,692(5)      10,780
                                                  =========                    =========     ==========
Earnings per common and common equivalent
  share.........................................    $  0.40                                    $   0.59
                                                  =========                                  ==========

    See notes to unaudited pro forma condensed combined statement of income.

                          NOTES TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED STATEMENTS OF INCOME

(1) The pro forma condensed combined statements of income do not give effect to any overhead reductions or cost savings, if any, which may be realized after the consummation of the Acquisition.

(2) To adjust amortization expense. The excess of purchase price over net assets acquired related to the Acquisition will be amortized over 40 years using the straight line method. The amounts for the year ended December 31, 1995 and the three months ended March 31, 1996 were $959 and $240, respectively. No estimate of any purchase accounting adjustments to record property and equipment at fair value has been made at this time. ClinTrials expects to obtain and record a valuation of Bio-Research's property and equipment within six months following the Acquisition. It is not expected that any reclassification between excess of purchase price over net assets acquired and property and equipment would significantly affect amortization expense.

(3) Interest income as a result of the cash proceeds received in excess of the cash used to acquire Bio-Research and for costs of the Offering is not reflected in the pro forma condensed combined statements of income. The Company is presently earning a 4.11% yield on tax exempt investments. The following table summarizes the total effect on the pro forma condensed combined statements of income as if the interest had been earned on the excess cash.

                                                                YEAR ENDED           THREE MONTHS
                                                             DECEMBER 31, 1995   ENDED MARCH 31, 1996
                                                             -----------------   --------------------
     Excess cash invested..................................       $38,149              $ 38,149
                                                             =============       ================
     Pro forma income, as stated...........................         6,368                 1,411
     Estimated tax exempt interest income..................         1,568                   392
                                                             -----------------       ----------
     Pro forma income with excess cash invested............       $ 7,936              $  1,803
                                                             =============       ================
     Pro forma weighted average shares outstanding for
       entire offering.....................................        11,688                11,785
                                                             =============       ================
     Pro forma earnings per share after consideration of
       investment of excess funds..........................       $  0.68              $   0.15
                                                             =============       ================

(4) The pro forma amortization adjustment (Note 2) does not affect the income tax provision as such tax benefit of the amortization adjustment would merely increase the federal and Quebec research and development tax credits to be carried forward to future periods. The pro forma condensed combined statements of income do not provide for deferred United States taxes on the income earned by Bio-Research in Canada as ClinTrials intends to permanently reinvest any earnings outside the United States.

(5) The weighted average common shares outstanding in the pro forma columns include the 1,692,000 shares of Common Stock offered hereby that will be used to fund the $65 million cost of the Acquisition. The calculation of these shares is based on an offering price of $42.00 per share, net of offering costs.

                                EXHIBIT INDEX



  Exhibit                                                        Sequential
  Number      Description                                       Numbered Page
  -------     -----------                                       -------------

     2. Asset Purchase Agreement among Bio-Research, certain shareholders thereof, and the Registrant*

    23.       Consent of Ernst & Young LLP

     ---------
     * This exhibit contains a list of exhibits which are not being filed herewith. The Registrant shall furnish supplementally a copy of any such omitted exhibit to the Securities and Exchange Commission upon request.